RELEASE AGREEMENT

between

Constellium Extrusions Deutschland GmbH, Bildstraße 4, 74564 Crailsheim, Germany- hereinafter referred to as " **ORIGINATOR**" -

and

TARGOBANK AG: Heinrich-von-Brentano-Straße 2, 55130 Mainz, Germany - hereinafter referred to as **"TBAG"**,

Originator and TBAG together hereinafter referred to as **"PARTIES"** -

TBAG and the ORIGINATOR have entered into a factoring agreement on 16 December 2010 (hereinafter referred to as ***"Factoring Agreement"***). The ORIGINATOR and TBAG now terminate the *Factoring Agreement* prematurely effective on 1 September 2023. For the premature termination, the ORIGINATOR shall pay a compensation fee to TBAG in the amount of € 100.000 (excluding VAT, if applicable), which TBAG shall invoice separately to the ORIGINATOR's parent company Constellium France HoldCo SAS.

For the termination of the *Factoring Agreement* the PARTIES hereby agree as follows:

1. Receivables offered to TBAG until and including 1 September 2023 shall be purchased in accordance with the provisions of the *Factoring Agreement*. Thereafter, receivables shall no longer be purchased by TBAG.

2. On 4 September 2023, TBAG shall notify to the ORIGINATOR the release amount, consisting of the utilization (*Inanspruchnahme*) (including interest until and including 1 September 2023) as well as any debit balances standing to the credit of the settlement accounts (*Abrechnungskonten*) (***"Release Amount"***). In the event that there are balances on the settlement accounts (*Abrechnungskonten*) existing in favour of the ORIGINATOR on 4 September 2023, TBAG shall also notify the ORIGINATOR about this balances (***"Credit Balance"***).

3. The *Release Amount* shall be paid by the ORIGINATOR via wire transfer on 4 September 2023 on the following account:

Beneficiary:	TARGOBANK AG
IBAN:	DE71 5503 0500 0020 0019 95
BIC:	CPLADE55XXX
Credit institution:	Bundesbank
Reference:	Termination Factoring Agreement No. 11801

(hereinafter referred to as ***"Release Account"***)

If there is a *Credit Balance*, the FACTOR shall pay the *Credit Balance* to the ORIGINATOR via wire transfer on 4 September 2023on the following account:

Beneficiary:	Constellium Extrusions Deutschland GmbH
IBAN:	DE23 5467 0095 0021 5640 02
BIC:	DEUTDESM546
Credit institution:	Deutsche Bank

Reference: Termination Factoring Agreement No. 11801

(hereinafter referred to as "***Originator´s Account***")

4. Subject to the condition precedent of either (a) the receipt of the *Release Amount* on the *Release Account* or (b) the receipt of the *Credit Balance* on the *Originator´s Account*, TBAG hereby reassigns (*tritt zurück ab*) to the ORIGINATOR (a) all existing and future receivables assigned by the ORIGINATOR pursuant to the *Factoring Agreement* and (b) any payment claims (*Auszahlungsansprüche*) under the credit insurance No. 658584 with Atradius Kreditversicherung, Niederlassung der Atradius Credit Insurance N.V. (hereinafter referred to as "***Credit Insurer***"). The ORIGINATOR hereby accepts such reassignment.

Excluded herefrom are receivables which are listed in the Annex attached to this *Release Agreement* and coded by markcode 954 qualifying as a bad debt case (*Delkrederefall*) or as being subject to current legal action (*befindet sich in Rechtsverfolgung*). These receivables shall continue to be subject to the provisions of the *Factoring Agreement*.

Debtor payments received by TBAG in the period between receipt of the *Release Amount* and 30 November 2023 shall be forwarded by TBAG to the following account without undue delay:

Beneficiary:	Constellium Extrusions Deutschland GmbH
IBAN:	DE23 5467 0095 0021 5640 02
BIC:	DEUTDESM546
Credit institution:	Deutsche Bank

The pledge of the account for incoming debtor payments in favour of TBAG:

Beneficiary:	Constellium Extrusions Deutschland GmbH
IBAN:	DE77 5467 0095 0021 5640 00
BIC:	DEUTDESM546
Credit institution:	Deutsche Bank

shall expire due to the principle of accessoriness (*Akzessorietätsprinzip*) upon receipt of the *Release Amount* by TBAG. For the sake of good order (*hilfsweise*), TBAG hereby declares the release of the pledge under the condition precedent of either (a) the receipt of the *Release Amount* on the *Release Account* or (b) the receipt of the *Credit Balance* on the *Originator´s Account*.

5. To the extent that

a) cheques are not cashed after the reassignment of the receivables, such amounts shall be immediately due for payment to TBAG by the ORIGINATOR and TBAG is entitled to offset incoming debtor payments against cheque refund claims;

or

b) a receivable, for which TBAG has provided bad debt coverage (*Delkrederehaftung*), is subsequently disputed (*bestritten*) or not included in the insolvency table in an insolvency proceeding (*wird im Insolvenzverfahren nicht zur Tabelle festgestellt*), the ORIGINATOR shall be liable to TBAG for the amount of the disputed or not included receivable, as the case may be, under the dilution risk guarantee (*Veritätsgarantie*), unless the receivable is subsequently determined to be legally valid in a legal proceeding to be conducted by the ORIGINATOR. TBAG will reassign the corresponding receivable to the ORIGINATOR concurrently (*Zug-um-Zug*) against repayment of the purchase price until final settlement in the legal proceeding.

6. The provisions of the *Factoring Agreement* including all amendments and supplements shall exclusively apply between TBAG and the ORIGINATOR until all rights and claims have been fulfilled *under the Factoring Agreement*.

7. Should any provisions of this Release Agreement be or become invalid in whole or in part, the validity of the remaining provisions shall not be affected thereby. The ineffective provision shall be replaced by the provision which comes closest to the intended economic purpose in a legally effective manner. The same principles will apply if this Release Agreement contains a gap.

8. This Release Agreement is subject to German law. The place of jurisdiction for all disputes arising from or in connection with this Release Agreement is Mainz, Germany.

Mainz, 31.08.2023

TARGOBANK AG

Crailsheim, 30. August 2023

Constellium Extrusions Deutschland GmbH

Annex

- See attached list according to clause 4 of the agreement (Receivables remaining with TBAG)

Annex: List according to clause 4 of the agreement (Receivables remaining with TBAG)

Abnehmer: EISENMANN Anlagenbau GmbH & Co. KG, Tübinger Str. 81, 71032 Böblingen:

Rechnungs-nummer	Datum	Offener Betrag	Wäh. RE	Offener Betrag	Wäh. Kunde	Tage	Fälligkeitsdatum
99-71729	25.06.2019	20.940,19	EUR	20.940,19	EUR	33	28.07.2019
99-71912	16.07.2019	14.817,24	EUR	14.817,24	EUR	33	18.08.2019
99-52769	23.07.2019	25.755,32	EUR	25.755,32	EUR	33	25.08.2019

Abnehmer: Sykon GmbH & Co. KG, Industriestr. 10, 32278 Kirchlengern:

Rechnungs-nummer	Datum	Offener Betrag	Wäh. RE	Offener Betrag	Wäh. Kunde	Tage	Fälligkeitsdatum
99-33593	25.09.2019	1.979,21	EUR	1.979,21	EUR	45	09.11.2019
99-33595	25.09.2019	3.088,76	EUR	3.088,76	EUR	45	09.11.2019
99-33797	11.10.2019	2.771,37	EUR	2.771,37	EUR	45	25.11.2019
99-53689	15.10.2019	3.221,66	EUR	3.221,66	EUR	45	29.11.2019
99-33881	18.10.2019	2.789,74	EUR	2.789,74	EUR	45	02.12.2019
99-34128	07.11.2019	2.533,94	EUR	2.533,94	EUR	45	22.12.2019
99-53989	18.11.2019	3.127,51	EUR	3.127,51	EUR	45	02.01.2020
BK-200234	27.11.2020	7.789,27-	EUR	7.789,27-	EUR	45	27.11.2020